Exhibit 10.25

AMENDMENT TO EMPLOYMENT AGREEMENT

This is an Amendment dated March 7, 2016 (the “Amendment”) to the Employment Agreement between bluebird bio, Inc., a Delaware corporation (the “Company”), and Jason F. Cole (the “Executive”) dated February 3, 2014 (the “Employment Agreement”).

WHEREAS, this Amendment reflects changes to the Executive’s terms of employment in light of his promotion to the position of Chief Legal Officer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Employment Agreement as follows:

1.In Section 1(b) of the Employment Agreement, “Senior Vice President and General Counsel” is deleted and replaced with “Chief Legal Officer.”

2.In Section 2(a) of the Employment Agreement, “During the Term, the Executive’s initial annual base salary shall be $315,000” is deleted and replaced with “Effective January 1, 2016, the Executive’s annual base salary shall be $340,000.”

3.In Section 2(b) of the Employment Agreement, “The Executive’s target annual incentive compensation shall be thirty-five percent (35%) of his Base Salary” is deleted and replaced with “Effective January 1, 2016, the Executive’s target annual incentive compensation shall be forty percent (40%) of his Base Salary.”

4.In Section 4(b)(i) of the Employment Agreement, “0.75 times” is deleted and replaced with “one times”.

5.In Sections 4(b)(ii) and 4(b)(iii) of the Employment Agreement, “9 months” is deleted and replaced with “12 months”.

6.Section 5(a) of the Employment Agreement is deleted and replaced with:

(a)Change in Control.  During the Term, if within 12 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination,

(i)the Company shall pay the Executive a lump sum in cash in an amount equal to one times the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher); and

(ii)notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards granted to the Executive after the date of this Agreement shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination.  The treatment of stock options and other stock-based awards held by the Executive as of the date of this Agreement shall be governed by the terms of the applicable option agreement or other stock-based award agreement; and

(iii)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

7.In Section 5, “(b) Definitions” is deleted and replaced with “(c) Definitions” to correct an incorrect Section reference.

8.For the avoidance of doubt, except as expressly modified by this Amendment, the remainder of Section 5 of the Employment Agreement, including its first paragraph (beginning with “The provisions of this Section 5”) and Section 5(b), remains in effect.

9.All other provisions of the Employment Agreement, including the Assignment of Invention, Nondisclosure and Noncompetition Agreement attached as Exhibit A thereto, are unaffected by this Amendment and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

BLUEBIRD BIO, INC.

By:	/s/ Nick Leschly
Nick Leschly
Its:	Chief Executive Officer

/s/ Jason F. Cole
Jason F. Cole